FOR IMMEDIATE RELEASE
                                                           ---------------------

             P&G DELIVERS DOUBLE-DIGIT SALES GROWTH IN FIRST QUARTER

    CORE EARNINGS PER SHARE GROW 17% BEATING CONSENSUS ESTIMATES BY TWO CENTS


         CINCINNATI, Oct. 29, 2002 - P&G delivered double-digit volume, sales and core earnings per share growth for the quarter ended Sept. 30, 2002, exceeding Wall Street consensus earnings estimates.

         For the quarter, unit volume grew 13% versus the prior year behind double-digit growth in the fabric and home care, and health care and beauty care businesses. Excluding acquisitions and divestitures, unit volume increased 10%. Reported net sales were $10.80 billion, up 11% versus year-ago, as pricing and mix effects partially offset volume growth and a positive foreign exchange impact of one percent.

         "Despite continuing softness in the global economy, we are maintaining momentum and are off to a good start in the new fiscal year," said AG Lafley, chairman, chief executive and president of P&G. "We are achieving volume growth in both developed and developing markets."

         Net earnings for the quarter were $1.46 billion, or $1.04 per share. Results included a $113 million after-tax restructuring charge related to the program to streamline the company's operations and business portfolio. This restructuring program charge for the quarter included employee separation costs of $52 million before tax and asset-related charges of $62 million before tax. Net earnings in the year-ago quarter were $1.10 billion, including a $238 million after-tax restructuring charge.

         Core net earnings per share growth was very strong, increasing 17% to $1.12 per share or $1.58 billion for the quarter. Core results exclude restructuring charges.

KEY FINANCIAL HIGHLIGHTS
------------------------

o Core gross margin expansion of 120 basis points was driven by positive business segment mix, structural base business and restructuring savings, and material price improvements.

o Core MR&A as a percent of sales increased 90 basis points mainly behind increased marketing spending, driven by higher advertising in beauty care. Pharmaceutical investments in the quarter also contributed to the increase, behind periodic clinical costs and milestone payments.

o The company's free cash flow, before dividends, for the first quarter was $1.73 billion, representing a $0.75 billion, or 77%, increase over the same period last year. Combined with earnings growth, this increase reflects reduced capital spending.

         The following provides additional perspective on the company's July-Sept. results by business segment. Consistent with recent management realignments and business changes, business segment results have been reclassified to provide comparable prior year information. Feminine care has been moved from baby and family care into beauty care and divested businesses results have been moved out of snacks and beverages into the corporate segment.

o Fabric and home care delivered excellent results this quarter. Unit volume increased 11% reflecting innovation across all brands. Net sales were $3.13 billion, up nine percent including a positive one percent foreign exchange impact. Sales trailed volume growth primarily due to very strong performance on mid-tier brands and in developing markets, which resulted in a negative sales mix impact. Net earnings increased 22% to $547 million, reflecting higher volumes and a strong cost management focus. Operating margin expansion was achieved through lower material prices and a continued focus on ongoing base business savings projects.

o Health care continued to deliver excellent results as unit volume increased 19%, driven by oral care and strength in pharmaceuticals, behind strong Actonel(R)once-a-week results. Net sales were $1.41 billion, up 20% versus last year, including a positive one percent exchange impact. The oral care business continued to grow strongly in all major toothcare segments including dentifrice, Crest Whitestrips(R)and Crest Spinbrush(R). Net earnings increased 40% to $196 million, reflecting volume growth and the trend toward high-margin products, such as Crest Whitestrips and Actonel. This profit growth includes the funding of periodic clinical research costs and contractual milestone payments in Pharmaceuticals.

o Beauty care posted strong results, with double-digit volume, sales and earnings growth, led by hair care and fine fragrances. Unit volume increased 32%, driven by the Clairol acquisition. Excluding the impact of acquisitions and divestitures, volume was up 10% behind strength in hair care, on Pantene(R)and Head & Shoulders(R), and fine fragrances. Feminine care volume was up seven percent. Beauty care sales grew 27 percent, including a positive two percent foreign exchange impact, reaching $3.12 billion. Volume growth was partially offset by mix impacts driven by the Clairol business. Net earnings were $548 million, up 23 percent as overhead and manufacturing cost reductions were partially offset by increased marketing support spending.

o Baby and family care delivered solid results with unit volume increasing six percent behind strength in baby care in North America and Western Europe. Net sales were $2.43 billion, up five percent, as pricing adjustments to reflect lower commodity costs and improved consumer value were partially offset by positive mix and a positive one percent foreign exchange impact. Earnings increased eight percent to $241 million, reflecting sales growth, particularly in premium tier diapers, and continued cost reductions.

o Snacks and beverages also delivered good results as unit volume increased four percent behind strength in the snacks businesses offset by softness in beverages. Sales grew three percent to $822 million, including a positive two percent foreign exchange impact, reflecting Folgers(R)' pricing response to aggressive competitive pricing activity in the marketplace and continued lower green coffee costs. Net earnings grew strongly, up 23% to $91 million behind volume growth and a continued focus on reducing costs.


SECOND QUARTER AND NEXT FISCAL YEAR ESTIMATES
---------------------------------------------

         For the December quarter, volume is expected to be up in the high single-digits versus year ago, behind continued core business strength. The Clairol acquisition will be annualized on November 16. As a result, the net volume impact from acquisitions and divestitures in the quarter is expected to be reduced to about one percent, with the Jif/Crisco impact largely offsetting the reduced Clairol benefit. Sales are expected to be up in the mid to upper single-digits versus year-ago. At current rates, foreign exchange is expected to have no impact on the topline. As a result, earnings per share growth is expected to be up in the mid to high single-digits, despite the divestiture of Comet in the base period year ago.

         Guidance for the fiscal year remains unchanged in that the company expects to achieve its long-term growth goals. Sales growth is expected to be in the four to six percent range. At current rates, foreign exchange is expected to have a slightly positive impact on the topline. Earnings per share are expected to be in the double-digits.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the achievement of the business unit volume and income growth projections, the successful achievement of the company's cost containment goals, the continued political and/or economic uncertainty in Latin America and the Middle East, any political and/or economic uncertainty due to terrorist activities, the ability to successfully manage and maintain key customer relationships, the stability of material costs as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

ABOUT PROCTER & GAMBLE
----------------------

P&G is celebrating 165 years of providing trusted quality brands that make every day better for the world's consumers. We market nearly 300 brands - including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R) - in more than 160 countries around the world. The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G CONTACTS:

MEDIA RELATIONS
---------------
P&G Corporate Media Center:
      US media call:             1-(866) PROCTER (1-866-776-2837)
      Media outside the US call: 1-(513) 945-9087

INVESTOR RELATIONS
------------------
John P. Goodwin - (513) 983-2414



P&G will web cast its conference call on Tuesday, Oct. 29, 2002, at 8:30 a.m. to review its first quarter 2002/03 results. The call will last approximately one hour. You may receive the web cast by going to our web site at:
HTTP://WWW.PG.COM/INVESTORS

Check the Corporate Information section of the investor site to view the web cast.

We suggest you check in at least ten minutes in advance of the start time to
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